SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 30, 2016

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

739 Colony Palm Drive Boynton Beach, Florida	33436

 (Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2016, Event Cardio Group Inc., a Nevada corporation (the “Company”), entered into a Stock Purchase Agreement to acquire all of the outstanding shares of Ambumed, Inc., a Maryland corporation (the “Ambumed Stock Purchase Agreement”), which provides electrocardiography support services designed specifically for physicians, hospitals, scanning services and home health care agencies, including a 24-hour/day ECG monitoring center, under the name National Cardiac Monitoring Center. The consideration for the acquisition, which is expected to close in mid-July, will consist of $1,200,000, of which $600,000 is payable at closing and $600,000 is payable on the first anniversary of the closing, together with two million (2,000,000) restricted shares of the Company’s common stock, of which 500,000 shares will be deposited in escrow to satisfy the indemnification obligations of the former shareholders of Ambumed. The number of shares issued to the former shareholders of Ambumed is subject to adjustment if the market price of the common stock for the ten trading days preceding August 1, 2017 is less than $0.25 per share. The Ambumed Stock Purchase Agreement is filed as Exhibit 10.1 to this report.

Item 7.01 Regulation FD Disclosure.

On July 6, 2016, the Company issued a press release announcing that it had entered into the Ambumed Stock Purchased Agreement. The press release is attached as Exhibit 99.1 to this report.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Ambumed Stock Purchase Agreement dated June 30, 2016.
99.1	Press release announcing the Ambused Purchase Agreement issued by Event Cardio Group Inc. on July 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2016

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer